Exhibit 10.9

AMENDED & RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 25, 2026, is entered into by and between MONSTER ENERGY COMPANY, a Delaware corporation (the “Company”), and Rob Gehring (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of May 12, 2024 (the “Original Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Original Employment Agreement and replace the Original Employment Agreement with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the Company and the Executive agree as follows:

1.    Amendment and Restatement of the Original Employment Agreement.  The Original Employment Agreement is hereby amended and restated, effective February 25, 2026, and the Original Employment Agreement is void and shall have no further force or effect as of such date.

2.    Employment.  The Company shall employ the Executive and the Executive agrees to serve in the role of the Company’s Chief Executive Officer, Americas, based in the Corona, California area, in such capacities and upon such conditions as are hereinafter set forth. In such role, the Executive shall report directly to the Company’s Chief Executive Officer, currently Hilton Schlosberg (the “CEO”), and/or the Board or its Executive Committee.

3.    Definitions.

(a)“Board” shall mean the Board of Directors of MBC.

(b)“Cause” shall mean:

(i) an act or acts of dishonesty or gross misconduct on the Executive’s part which result in or are intended to result in material damage to the Company’s business or reputation; or

(ii) repeated material violations by the Executive of his obligations under Section 5 of this Agreement which violations are demonstrably willful and deliberate on the Executive’s part and which result in material damage to the Company’s business or reputation and as to which material violations the Executive Committee or the Board has notified the Executive in writing.

(c)“Change in Control” shall have the meaning set forth in the Plan.

(d)“Change in Control Period” shall mean the period beginning on the date of a Change in Control and ending twenty-four (24) months following such Change in Control.

(e)“Compensation Committee” means the Compensation Committee of the Board.

(f)“Executive Committee” means the Executive Committee of the Board.

(g)“Good Reason” shall mean:

(i)    without the written consent of the Executive, (A) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities as contemplated by Section 5 of this Agreement, or (B) any other substantial adverse change in such position, including titles, authority or responsibilities;

(ii)    any failure by the Company to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)    the Company’s requiring the Executive without his consent to be based at any office or location outside of Riverside or Orange Counties, California except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv)    any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 14(b), provided, that, the successor has had actual written notice of the existence of this Agreement and its terms and an opportunity to assume the Company’s responsibilities under this Agreement during a period of 10 business days after receipt of such notice; and

(v)    provided further, that, within thirty (30) days following the occurrence of any of the events set forth in the foregoing clauses (i), (ii), (iii), and (iv), the Executive shall have delivered a Notice of Termination (as defined in Section 7(e) below) in accordance with Section 7(e), and, if curable, the Company shall not have promptly cured such circumstances following the Company’s receipt of such notice (and if curable and so cured by the Company, then the Executive shall not be permitted to resign for Good Reason).

For the avoidance of doubt, in no event shall (x) the mere occurrence of a Change in Control, (y) the disposition of one or more divisions or business units of MBC or the Company or (z) MBC ceasing to be a public company, absent any further impact on the Executive, be deemed to constitute Good Reason.

(h)“MBC” shall mean Monster Beverage Corporation, a Delaware corporation.

(i)“Plan” shall mean the Monster Beverage Corporation 2020 Omnibus Incentive Plan, as amended from time to time.

4.    Employment Period.  The “Employment Period” shall be the period commencing February 25, 2026 (such date, the “Commencement Date”), and ending on the date one (1) day prior to the second anniversary of the Commencement Date, subject to extension or termination as hereinafter provided. On the second anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date thereafter, the Employment Period shall be automatically extended by one (1) additional year unless, not less than sixty (60) days prior to such applicable and next ensuing anniversary date, the Company shall deliver to the Executive or the Executive shall deliver to the Company written notice that the Employment Period will not be extended (a “Non-Renewal Notice”), in which case the Employment Period and this Agreement will end at the then scheduled expiration date and shall not be further extended except by contrary written agreement of the Company and the Executive. For the avoidance of doubt, the Company and the Executive expressly acknowledge and agree that neither (i) the election by the Executive to not renew, and therefore to terminate, this Agreement pursuant to this Section 4 nor (ii) the termination of the Executive’s employment at the end of the Employment Period in connection with any such election by the Executive hereunder shall give rise to any severance or other payment or benefit to the Executive under this Agreement.

5.    Position and Duties.  During the Employment Period, the Executive agrees to devote his full business time during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him by the CEO, Executive Committee and/or the Board, which responsibilities are consistent and commensurate with his title and position with the Company, all to the extent necessary to discharge such responsibilities. Notwithstanding the foregoing, the Executive may (i) continue to serve as a founder, advisor and member of the governing board of Delicious AI, LLC, (the “Delicious AI Activities”) and, beyond Delicious AI, LLC, serve on the board, committee and commission of one (1) additional publicly traded or privately held company so long as any such service (A) is for a company that is in an industry other than the consumer food and beverage products industry (it being agreed that the provision by Delicious AI, LLC of its three dimensional photo recognition and imaging technology for use by organizations engaged in the food and beverage products industry shall not constitute a violation of this sub-clause (A) as long as Delicious AI, LLC does not itself directly engage in the manufacture and distribution to consumers of food and beverage products) and (B) does not disrupt the Executive’s business duties, (ii) serve on the boards, committees and commissions of charitable organizations; (iii) subject to the prior approval of the Company’s human resources and compliance personnel, perform public speaking, panel discussion, or other similar professional (industry related) presentations and (iv) manage his personal investments; provided, that, such activities do not materially interfere with the performance of the Executive’s duties, breach Section 13 hereof or otherwise cause a conflict of interest.

6.    Compensation.

(a)    Base Salary.  During the Employment Period, the Executive shall receive a base salary (the “Base Salary”), payable bi-weekly or in such other installments as may be agreed upon, which as of the date hereof is at a minimum annual rate of $875,000. The Company shall review the Base Salary annually and in light of such review may, in the Company’s sole discretion increase the Base Salary, and such adjusted Base Salary shall then constitute the “Base Salary” for purposes of this Agreement.

(b)    Bonus.  In addition to the Base Salary, the Executive may be granted a bonus (“Bonus”) as part of the Company’s annual incentive award program for senior executives commensurate with the Executive’s position, payable at such times, and in such amounts, as set forth in the applicable annual incentive award agreement and which may be fixed from time to time by the Compensation Committee.

(c)    Incentive and Savings Plans; Retirement and Programs.  In addition to the Base Salary and Bonus payable as hereinabove provided, during the Employment Period, the Executive shall be eligible to receive and/or participate in the following plans and program which the Company may from time to time make available to employees of the Company or any affiliated company:

(i)Long-Term Incentive Compensation Plan.  On September 3, 2024 (such date, the “Grant Date”), the Executive received a one-time equity award, as set forth on Schedule A attached hereto (the “Initial Grant”). The Company will also include the Executive in the Company’s annual long term incentive (LTI) program for senior executives commensurate with the Executive’s position, which shall include stock options, restricted stock units and performance share units, subject to the Executive’s continued employment with the Company on the applicable grant date of any such award (the “Subsequent Grants”). The terms of any such Subsequent Grants shall be determined in the Company’s sole discretion in accordance with the Plan and the underlying Award Agreements and which may be fixed from time to time by the Compensation Committee.

(ii)401(k) Retirement Plan.  The Company currently administers a 401(k) defined contribution plan. During the Employment Period, the Company may make a matching contribution to its 401(k) plan and is currently matching 50% of employee deferrals up to 8% of eligible pay on a per pay period basis. Eligible employees will be automatically enrolled into the 401(k) Plan at a 4% pre-tax contribution rate, effective as of the benefit eligibility date which is the first day of the month following thirty (30) days of employment. The Executive may change his contribution amount or opt out of the 401(k) plan.

(d)    Benefit Plans.  During the Employment Period, the Executive, his spouse or domestic partner and the members of his immediate family (to the extent permitted by the applicable plan), as the case may be, shall be entitled to participate in and will be fully covered under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies as in effect on the date hereof or at any time thereafter with respect to the Executive or other executives with comparable responsibilities.

(e)    Club Membership.  During the Employment Period, the Company shall pay the initiation fee and annual country club membership dues in one (1) business or social club to be selected by the Executive in his sole discretion.

(f)    Automobile.  During the Employment Period, (i) the Company shall pay all costs and expenses up to (and not to exceed) $1,000.00 monthly (or $12,000.00 annually) relating to the purchase or lease, use, and maintenance of an automobile and (ii) the Executive shall be entitled to receive prompt reimbursement of all toll road fees and costs of fuel incurred in connection with his use of his automobile, in each case to be dedicated to the sole use of the Executive.

(g)    Air Travel.  During the Employment Period, the Executive shall be entitled to fly business class on all flights.

(h)    Relocation.  To assist with the Executive’s relocation, (i) the Company agrees to provide relocation support in accordance with the Company’s relocation reimbursement standards, including the costs associated with short term lodging, short term transportation, and the packing and moving of any household goods and vehicles and (ii) the Company will further assist with home sale expenses incurred in the sale of the Executive’s current home in Heber City, Utah, up to a maximum of $100,000.00 (the “Home Sale Expenses”). The Executive acknowledges that the Company has no further obligation to pay or reimburse the Executive for any such similar expenses described above under this paragraph. Expenses are subject to reimbursement based on Executive’s submission of reasonable receipts or documents substantiating the same and shall be paid to the Executive in accordance with Section 5(j). Home Sale Expenses include, but are not limited to, any costs associated with the buying and selling of the Executive’s current and new residential properties such as realtor commissions.

(i)    Expenses.  During the Employment Period, the Executive shall be entitled to receive reimbursement for business-related expenses as documented by the Executive according to the Internal Revenue Service guidelines and in accordance with the Company’s policy on such expenditures. Travel and accommodations while the Executive is on business are to be conducted in accordance with the Company’s expense policies in effect from time to time.

(j)    Vacation.  During the Employment Period, the Executive will receive 6.154 vacation hours per pay period (annualized to one hundred sixty (160) hours (four (4) weeks)). Vacation accrual and terms are subject to the provisions of the Company’s vacation policy in effect from time to time.

(k)    Expense Reimbursement.  It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, if any expense reimbursement shall be determined to be ‘deferred compensation’ within the meaning of Section 409A of the Code, including without limitation any reimbursement under Sections 6(e), 6(f), 6(h) and 6(i), then the reimbursement shall be made to the Executive as soon as practicable after submission of the reimbursement request, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit.

7.    Termination.

(a)    Death or Disability.  This Agreement shall terminate automatically upon the Executive’s death. The Company may terminate this Agreement, after having established the Executive’s Disability, by giving to the Executive written notice of its intention to terminate his employment, and his employment with the Company shall terminate effective on the ninetieth (90th) day after receipt of such notice if, within ninety (90) days after such receipt, the Executive shall fail to return to full-time performance of his duties.  For purposes of this Agreement, “Disability” means disability which would entitle the Executive to receive full long-term disability benefits under the Company’s long-term disability plan, or if no such plan shall then be in effect, any physical or mental disability or incapacity which renders the Executive incapable of performing the services required of him in accordance with his obligations under Section 5 hereof for a period of more than one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period during the Employment Period.

(b)    Voluntary Termination.  Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than ninety (90) days’ written notice, voluntarily terminate employment for any reason; provided, that, any termination by the Executive pursuant to Section 7(d) on account of Good Reason shall not be treated as a voluntary termination under this Section 7(b).

(c)    Cause.  The Company may terminate the Executive’s employment for Cause.

(d)    Good Reason.  The Executive may terminate his employment for Good Reason.

(e)    Notice of Termination.  Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(c). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date, in the event of a termination by the Company for Cause shall be not more than fifteen (15) days after the giving of such notice and, in the event of a termination by the Executive for Good Reason, shall be a date at least ten (10) days after delivery of such notice and the expiration of the thirty (30) day cure period and not later than sixty (60) days thereafter). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which constitutes or contributes to the showing of Cause or Good Reason, respectively, shall not waive any right of the Company or the Executive, hereunder or preclude the Company or the Executive from thereupon or thereafter respectively asserting such fact or circumstance in enforcing its or his respective rights hereunder.

(f)    Date of Termination.  For the purpose of this Agreement, the term “Date of Termination” means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be and (ii) in all other cases, the actual date on which the Executive’s employment terminates during or at the end of the Employment Period.

8.    Obligations of the Company upon Termination.  Upon termination of this Agreement the Company shall have the following obligations:

(a)    Death.  If the Executive’s employment is terminated during the Employment Period by reason of the Executive’s death, the Company shall (i) continue to pay, in accordance with the Company’s normal payroll policy, to the Executive’s legal representative, the Executive’s full Base Salary for a period of one (1) year from the Date of Termination, (ii) provide the Executive’s family members with the benefits provided under Sections 6(d) and 6(f) of this Agreement for a period of one (1) year from the Date of Termination, (iii) pay to the Executive’s legal representatives any compensation (including any previously earned but unpaid annual Bonus as well as any earned and pro-rated Bonus for the year in which the Date of Termination occurs) previously deferred by the Executive and/or not yet paid by the Company, any accrued and unpaid vacation, pay, and all unreimbursed expenses, and (iv) pay to the Executive’s legal representatives any other amounts or benefits owing to the Executive’s beneficiaries under the then applicable employee benefit plans or policies of the Company, in accordance with the terms thereof (such amounts specified in clauses (iii) and (iv) are hereinafter referred to as the “Accrued Obligations”).

(b)    Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability, the Company shall (i) continue to pay, in accordance with the Company’s normal payroll policy, to the Executive or the Executive’s legal representatives, as applicable, the Executive’s full Base Salary for a period of one (1) year from the Date of Termination, (ii) provide the Executive and the Executive’s family members with the benefits provided under Sections 6(d) and 6(f) of this Agreement for a period of one (1) year from the Date of Termination, (iii) pay or provide to Executive, Executive’s legal representatives, and/or the Executive’s family members, each as applicable, all Accrued Obligations as of such Date of Termination.

(c)    Termination by the Company for Cause.  If, during the Employment Period, the Executive’s employment shall be terminated by the Company for Cause, the Company shall pay to the Executive the Accrued Obligations, other than any previously earned but unpaid annual Bonus or any earned or pro-rated Bonus for the year in which such Date of Termination occurs.

(d)    Voluntary Termination by the Executive.  If, during the Employment Period, the Executive’s employment shall be terminated by the Executive (other than on account of Good Reason), the Company shall pay to the Executive the Accrued Obligations.

(e)    Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason.  At any time during the Employment Period, the Executive’s employment may be terminated by (i) the Company other than for Cause or Disability, which the Company shall be entitled to do at any time or (ii) the Executive for Good Reason (each as applicable, a “Qualifying Termination”), in which case, the Company shall pay or provide to the Executive the following, subject to the Executive’s and the Company’s execution and non-revocation of a mutually agreed and reasonable and standard severance agreement (which will include, among other things, a mutual release of all claims by the Executive and the Company against the other and the other’s affiliates) (the “Release”) within sixty (60) days following the Date of Termination:

(i)the Accrued Obligations;

(ii)twelve (12) months of the Executive’s Base Salary, at the rate in effect on the Date of Termination (the “Cash Severance Amount”), payable in substantially equal installments consistent with the Company’s payroll practices during the twelve (12) month period commencing on the second regularly scheduled payroll date after the effectiveness of the Release (such period, the “Severance Period”);

(iii)for the period from the Date of Termination through the earlier of (a) the date which is twelve (12) months from the Date of Termination and (b) the date upon which the Executive and the Executive’s eligible dependents become covered under similar plans (as applicable, the “COBRA Coverage Expiration Date”), the Company shall provide to the Executive, his spouse or domestic partner and members of his immediate family, as the case may be, the benefits described in Section 6(d) on the same terms as described in Section 6(d), provided, that, the Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); and

(iv)solely with respect to the restricted stock units granted to the Executive under the Initial Grant, such restricted stock units shall be subject to the provisions set forth on Schedule A.

(f)    Termination by the Company other than for Cause or Disability and Termination by the Executive for Good Reason during a Change in Control Period.  If a Qualifying Termination occurs during a Change in Control Period, the Company shall pay or provide to the Executive the entitlements described in Section 8(e) in the same manner contemplated by Section 8(e) except that (i) (a) the Cash Severance Amount and (b) the Severance Period shall each be increased by an additional six (6) months, (ii) the Executive shall receive one and one-half (1.5) times the Executive’s annual Bonus (payable in the same manner as the Cash Severance Amount set forth in clause (i)), and (iii) the COBRA Coverage Expiration Date shall be the earlier of (a) the date which is eighteen (18) months from the Date of Termination and (b) the date upon which the Executive and the Executive’s eligible dependents become covered under similar plans, in each case subject to the Executive’s and the Company’s execution and non-revocation of the Release within sixty (60) days following the Date of Termination.

(g)    Termination by the Company giving a Non-Renewal Notice.  At any time during the Employment Period, the Executive’s employment may be terminated at the end of the Employment Period by the Company giving a Non-Renewal Notice, which the Company shall be entitled to do at any time in accordance with Section 4. In the event the Executive’s employment is terminated by the Company giving a Non-Renewal Notice, the Company shall pay or provide to the Executive the entitlements described in Sections 8(e)(i), (ii) and (iii) in the same manner contemplated by Sections 8(e)(i), (ii) and (iii), such that (i) (a) the Cash Severance Amount and (b) the Severance Period shall each be determined for a twelve (12) month period and (ii) the COBRA Coverage Expiration Date shall be the earlier of (a) the date which is twelve (12) months from the Date of Termination and (b) the date upon which the Executive and the Executive’s eligible dependents become covered under similar plans, in each case subject to the Executive’s and the Company’s execution and non-revocation of the Release within sixty (60) days following the Date of Termination.

(h)    Discharge of the Company’s Obligations.  Subject to the performance of its obligations under Sections 8(e), 8(f) and 8(g), the Company shall have no further obligations to the Executive under this Agreement in respect of any termination by the Executive for Good Reason or by the Company (A) other than for Cause or Disability or (B) by giving a Non-Renewal Notice, except to the extent expressly provided under Sections 12 or 14 hereof or under any of the plans referred to in Sections 6(c) or 6(d) hereof.

9.    Non-exclusivity of Rights.  Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive’s future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements the Executive may execute with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

10.    280G.  Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will either be (i) reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment or (ii) delivered in full, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax (and any equivalent state of local excise taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payment or benefits, notwithstanding that all or some portion of such payments or benefits may be subject to the excise tax. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 10 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 10, cash severance payable hereunder shall be reduced first, then other cash payments that qualify as Excess Parachute Payments payable to the Executive, then non-cash benefits shall be reduced, as determined by the Company.

11.    Full Settlement.  Except for the execution and delivery of any required Release or as provided in Section 8(e)(ii) or 8(f), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not take place, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under this Agreement. In the event that the Company shall give a Notice of Termination for Cause and it shall thereafter be determined that Cause did not take place, exist or occur, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed terminated under a Qualifying Termination and the Executive shall be entitled to receive those payments and benefits (with all such payments and benefits due but previously unpaid being made or provided within ten (10) days after such determination) which Executive would have been entitled to receive under Section 8(e) of this Agreement at the applicable Date of Termination.

12.    Legal Fees and Expenses.  In the event that a claim or payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim, provided, that, the Executive is successful as to at least a reasonable part of the disputed claim by reason of arbitration (as set forth in Section 16(g)) or settlement.

13.    Other Obligations of the Executive.  The Executive acknowledges and agrees that except as otherwise set forth in this Agreement, all remaining terms and conditions of the Executive’s employment shall be in accordance with and subject to the Company’s Agreement to Arbitrate Disputes, Confidential Information, Invention and Original Works Assignment Agreement, and current Employee Handbook which describes the Executive’s responsibilities as well as numerous benefits to which the Executive may be entitled. The Executive is required to acknowledge receipt of the Employee Handbook and sign the Agreement to Arbitrate Disputes, the Confidential Information, Invention and Original Works Assignment Agreement, and other documents related to the Executive’s employment before the Executive begins work. The Executive is also required to sign the Company’s policies to include but not limited to the Company’s Code of Business Conduct and Ethics, Insider Trading Policy, Company Vehicle and Driver Safety Policy and Employee Code of Conduct, as well as acknowledge and acquaint himself with the Company’s Injury and Illness Prevention Program. To the extent of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Confidential Information, Invention and Original Works Assignment Agreement (the “CIIOWAA”), the terms of this Agreement shall control and govern but only to the extent of such conflict or inconsistency. More particularly and provided Executive is in compliance with the provisions of Sections 5(i)(A) and 5(i)(B) of this Agreement, the parties acknowledge and agree that any information, work product or proceeds created or generated by Executive as part of or in connection with his Delicious AI Activities shall be exclusively retained by the Executive and/or Delicious AI, LLC, and shall not be covered by or subject to this Agreement or the CIIOWAA with none of the Company, MBC or their affiliates having or obtaining any interest therein. In addition, the Executive acknowledges and agrees to be bound by the following:

(a)    Confidential Information.  In accordance with and subject to the terms and conditions of the CIIOWAA, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, obtained by the Executive during his employment by the Company or any of its affiliated companies (“Confidential Information”). Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful or other unauthorized act by the Executive. During and after the Employment Period, the Executive shall not without the prior written consent of the Company in each instance, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. Without limiting the foregoing, the Executive expressly acknowledges and agrees that the Executive is prohibited from disclosing any Confidential Information to Delicious AI, LLC, and using or implicating any Confidential Information in connection with the Delicious AI Activities. The Executive is hereby notified in accordance with the Federal Defend Trade Secrets Act that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure of a trade secret is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to his attorney in confidence and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In no event shall an asserted violation of the provisions of this Section 13(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b)    Non-Solicitation.  During the Employment Period and the twenty four (24) month period following the Executive’s termination of employment for any reason, the Executive shall not (i) solicit, recruit or hire, or attempt to solicit, recruit or hire, any full-time or exclusive employees of the Company or persons who have exclusively worked for the Company during the twenty four (24) month period immediately preceding such solicitation, recruitment or hiring or attempt thereof or (ii) assist any person in any way to do, or attempt to do, any of the foregoing.

(c)    Remedies and Injunctive Relief.  The Executive acknowledges that a violation by the Executive of any of the covenants contained in this Section 13 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company may be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 13 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted, and notwithstanding the fact that any such provision may be determined not to be subject to specific performance, the Company will nevertheless be entitled to seek to recover monetary damages as a result of the Executive’s breach of such provision.

(d)    Additional Acknowledgments.  The Executive acknowledges that the provisions of this Section 13 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. The Executive acknowledges that the Executive has carefully read this Agreement and consulted with legal counsel of the Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon the Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its affiliated companies now existing or to be developed in the future.

14.    Successors.

(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. For purposes of this Section 14(b), the term “Company” shall include the Company and MBC.

15.    Section 409A.  This Agreement shall be interpreted and administered in compliance with Section 409A of the Code. Any term used in this Agreement which is defined in Code Section 409A or the regulations promulgated thereunder (the “Regulations”) shall have the meaning set forth therein unless otherwise specifically defined herein. Any obligations under this Agreement that arise in connection with the Executive’s “termination of employment,” “termination” or other similar references shall only be triggered if the termination of employment or termination qualifies as a “separation from service” within the meaning of §1.409A-1(h) of the Regulations. Each installment payment hereunder shall be deemed to be a separate payment for purposes of Code Section 409A. Notwithstanding any other provision of this Agreement, (i) if at the time of the termination of the Executive’s employment, the Executive is a “specified employee,” as defined in Section 409A or the Regulations, and any payments upon such termination under this Agreement hereof will result in additional tax or interest to the Executive under Code Section 409A, the Executive will not be entitled to receive such payments until the date which is six (6) months after the termination of the Executive’s employment for any reason, other than as a result of the Executive’s death or disability (as such term is defined in Code Section 409A or the Regulations) and (ii) to the extent any review and revocation period with respect to a release of claims begins in one calendar year and ends in a second calendar year, no payment (or payments) which may become due and payable pursuant to this Agreement shall begin to be paid by the Company (or its applicable assignee or delegee) until the second calendar year. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided, that, the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

16.    Miscellaneous.

(a)    Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, applied without reference to principles of conflict of laws.

(b)    Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)    Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address shown on the records of the Company

If to the Company:

Monster Energy Company

1 Monster Way

Corona, California 92879

Attention: Executive Vice President and General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)    Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)    Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)    Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(g)    Arbitration.  Except with respect to the rights of the Company to apply to a court of law or equity for equitable relief in the event of the breach by the Executive of any of the provisions of Section 13 of this Agreement, or as may be otherwise required by law, any controversy or claim arising out of or relating to the Executive’s employment with the Company or any agents of the Company shall be settled by arbitration administered by the JAMS’ rules for the resolution of employment disputes in Orange County, California, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The applicable JAMS’ rules may be viewed on line at http://www.jamsadr.com/rules-employment-arbitration. In the spirit of expeditious and efficient resolution of any disputes, the Executive and the Company also agree that any dispute between the parties shall be resolved without the inclusion of any other employees or third parties included as parties to the arbitration proceeding, be it as individuals, as part of a collective action, or as part of a representative class, unless both the Executive and the Company agree to such consolidation after a dispute has arisen. If any part of this paragraph is deemed unenforceable the Executive and the Company further agree that it may be severed without affecting the other terms of this Agreement, including the requirement to arbitrate all disputes.

(h)    Entire Agreement.  This Agreement, together with the agreements expressly referenced herein, contains the entire agreement between the parties with respect to the subject matter hereof, supersedes the Original Employment Agreement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

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IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

MONSTER ENERGY COMPANY

By:	/s/ Hilton Schlosberg
Name:	Hilton H. Schlosberg
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Rob Gehring
Rob Gehring

[Signature Page to Employment Agreement]